April 24, 2008

Mr. Roger J. Hopkins
10434 White Birch Drive
San Diego, CA 92131

Dear Mr. Hopkins:

On behalf of Delta Design Inc., we are pleased to confirm this offer of employment to you for the position of Vice President Sales and Service at the base rate of $15,000.00 per month, located in Poway and reporting to James A. Donahue, President and CEO, with a start date on or about May 12, 2008. You will be eligible for an annual performance bonus as determined by the Cohu, Inc. Compensation Committee with an annual target bonus of $75,000 (prorated for time worked in the fiscal year). You will also receive a $500 per month car allowance.

Upon commencement of your employment, you will be granted a stock option to purchase 13,750 shares of Cohu’s Common Stock and 5,417 restricted stock units (RSUs) under the Cohu, Inc. 2005 Equity Incentive Plan (the “Plan”). The stock option will (i) vest 25% annually over the four-year vesting period, (ii) expire ten years from the grant date and (iii) have an exercise price equal to the closing price of Cohu, Inc. Common Stock on the grant date. Each RSU (i) represents a contingent right to receive one share of Cohu, Inc. Common Stock, (ii) will vest 25% annually over the four-year vesting period and (iii) vested shares will be delivered on or shortly after the vesting date as required by the Plan.

Your benefits, which are described more fully in the “Summary of Benefits,” will include paid vacation, holiday pay, health insurance, an Employee Assistance Program, Company-paid life insurance, plus a choice of two additional life insurance plans, if desired. You will also be eligible to participate in the Cohu Employee Stock Purchase Plan offering, and after six months of employment you will be eligible to join the Company’s 401(k) pension plan.

Your employment at Delta Design is at-will. This means that employment is not for any specified period and that either you or the Company may terminate the employment relationship at any time, with or without notice, and with or without cause. In addition, the Company reserves the right to alter or modify your position, compensation and benefits, in its sole discretion, with or without cause or notice, through actions other than termination including demotion, promotion, transfer, or reclassification or reassignment. The

Roger Hopkins

Company also reserves the right to impose discipline when, in its discretion, it deems it appropriate. All prior inconsistent statements, whether written or oral, about the nature of your employment relationship with Delta Design are superseded. This is the entire agreement between the parties on this subject. Furthermore, no person other than the President of the Company has the authority to alter the at-will nature of the employment relationship. Any such change, to be valid, must be reflected in a specific written agreement signed by the President of the Company.

This offer of employment is contingent upon your successful completion of a substance abuse screening. Please acknowledge your acceptance of this offer of employment by signing and returning the following:

1.	Offer letter

2.	Authorization and Release of Liability for Personal Background Information Investigation

Roger, we look forward to your rejoining the Delta Design team. If you have any questions, please contact me at (858) 848-8048.

Sincerely,

/s/ Susan Hane

Susan Hane
Human Resources Manager

Enclosures

I accept the offer of employment described above.

  Roger Hopkins

NAME (please print)

/s/ Roger Hopkins	April 24, 2008	TBD

SIGNATURE	DATE	START DATE